Flushing Savings Bank Announces

the Opening of a New Branch in Flushing, Queens

Lake Success, NY – January 31, 2007 – Flushing Financial Corporation (NASDAQ: FFIC), the parent company of Flushing Savings Bank, FSB, is pleased to announce that the Bank will open an Asian Banking Center on February 1st at 136-41 Roosevelt Avenue in Flushing, Queens. This new, multi-level facility is staffed with a full complement of experienced professionals including branch bankers, small business lenders, and investment/insurance advisors. With the addition of this new Banking Center, the Bank increases the total number of branches in the metropolitan area to fourteen.

John R. Buran, Flushing Financial’s President and Chief Executive Officer commented: “Working in conjunction with our new Asian Advisory Board, we developed this new Banking Center to further enhance our commitment to serve the multi-cultural market area of Northern Queens. By providing excellent in-languages services and branch representatives from the local area, our goal is to enhance our relationship with the consumers and businesses in one of the most diverse areas of the country. Additionally, it is our objective to offer a full spectrum of financial services to these customers so that we can help them establish their new roots and fulfill their dreams.”

The Banking Center will be open for full-service, 7 days a week (Sundays – 10 a.m. to 2 p.m.), and will be equipped with several 24-hour ATMs. The branch will host grand opening festivities and a ribbon-cutting ceremony, which includes raffle prizes, special product offerings, and fun activities for all members of the community. The Grand Opening Celebration will take place on March 2nd & 3rd.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. With the addition of the new banking center, the Bank will conduct its business through fourteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. Additionally, the Bank has further expanded outside its geographic footprint with its new online banking division, iGObanking.com.

For more information relating to Flushing Financial Corporation and Flushing Savings Bank, please visit our Web Site at www.flushingsavings.com.

CONTACT: Flushing Financial Corporation

Maria A. Grasso, 718-961-5400

or

Van Negris & Company, Inc.

Van Negris / Lexi Terrero, 212-759-0290

Broadgate Consultants, Robert Cavosi, 212-493-6981

SOURCE: Flushing Financial Corporation